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Exhibit 16

                                  MORRISON, BROWN, ARGIZ
                                     certified public accountants   +  COMPANY


December 27, 2001


Securities and Exchange Commission
450 5th Street NW
Washington, DC


Gentlemen:

Morrison, Brown, Argiz & Company served as the independent auditors for ECOS GROUP, INC. (the "Registrant") for the fiscal year ended March 31, 2001, and continued to serve in that capacity in connection with the review of the Registrant's financial statements through the interim period ended September 30, 2001, after which date the services of Morrison, Brown, Argiz & Company were terminated by the Registrant.

None of the reports of Morrison, Brown, Argiz & Company for either of the last two fiscal years contained an adverse opinion or was qualified as to audit scope , uncertainty or accounting principals. Further, the Registrant did not have any disagreements with its auditors regarding accounting and financial matters for either of the last two fiscal years or for any of the interim periods through the date of this submission.

Very truly yours,


 /s/ MORRISON, BROWN, ARGIZ & COMPANY

MORRISON, BROWN, ARGIZ & COMPANY
Certified Public Accountants












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